4/12/06

Exhibit 10.8

FORM OF LETTER OF INTENT

This Letter of Intent made the [  22  ] day of April, 2006 between International Power Group, 950 Celebration Blvd., Suite A, Celebration, Florida, 34747, USA (hereinafter called the “Client”) of the one part and Rambøll Danmark A/S, Bredevej 2, DK-2830 Virum, Denmark (hereinafter called the “Consultant”) of the other part.

WHEREAS, the Consultant has agreed to provide services to Client, on an exclusive basis to Client’s designated clients, on waste-to-energy (“WTE”) projects (“WTE Projects”)pursuant to the terms of a “master services agreement” which is to be entered into between Consultant and Client pursuant to the terms of this Letter of Intent;

WHEREAS, Consultant acts as the Lead Consultant / Client’s Representative or the Engineer in the planning, procurement and management of WTE Project;

WHEREAS, after commissioning of a WTE facility, Consultant assists clients with operation and maintenance of WTE facilities and troubleshooting.  Consultant has experience in assisting clients in their procurement of waste-to-energy plants and is therefore able to offer a valuable ‘no-learning curve’ approach.  Consultant has in-depth knowledge of the capabilities and constraints of all the most important technologies and suppliers on the market and has a wide international network within waste-to-energy information and management;

WHEREAS, Client is in the WTE business, negotiating with various governmental and private entities to build and operate WTE facilities which accept solid, hazardous and low-level radioactive wastes and produce as by-products commercial saleable quantities of electricity, purified drinking water and ash, which is a component of construction materials such as cement, cinder block and road beds;

WHEREAS, Consultant agrees to provide to Client consulting services as above in respect of locating, permitting, constructing and operating of WTE facilities in Consultant’s geographic coverage area (the “Services”);

WHEREAS, the Consultant and the Client have, identify two projects, No 1 being Saudi Arabia, No 2 being the United Kingdom

WHEREAS, Client has designated a WTE facility to constructed in [above mention locations,] as Project No. 1; and No.2

WHEREAS, it is desired by the Client that the Consultant begin work on each assigned WTE Project by May 1, 2006

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NOW THEREFORE, Consultant and Client agree:

1.

Client and Consultant will negotiate in good faith to sign a master services agreement for the Consultant’s provision of Services on an exclusive basis to Client on designated projects and a work order for WTE Project No. 1 and No.2

2.

All parties will carry out their obligations and responsibilities as set forth in each WTE Project under the master services agreement.

3.

A “WTE Project” shall mean an attachment to the master services agreement describing the nature, design and scope of a WTE Project, the Services to be rendered and the schedule of work to be performed or provided during the course of an individual WTE Project conducted by Consultant for the Client.  In the event the terms of the master service agreement and the terms of a WTE Project conflict, the terms of the applicable WTE Project will prevail.

4.

Consultant will maintain industry standards of professional conduct in the performance of the Services and in the preparation of all reports.  Consultant will adhere to all government laws and regulations applicable to each WTE Project.  In the event of a conflict in government regulations, Client shall designate the applicable regulations to be followed by Consultant in Consultant’s performance of a WTE Project.

5.

Consultant will agree not to change or deviate from a WTE Project without Client’s prior written approval except in an emergency, provided that Consultant shall use commercially reasonable efforts to obtain Client’s verbal approval, which shall be subsequently confirmed by Client in writing.

6.

Consultant shall appoint a “WTE Project Director” reasonably acceptable to the Client to be responsible for each WTE Project.  The WTE Project Director shall coordinate performance of each respective WTE Project with a representative designated by the Client, which representative shall have responsibility for a WTE Project on behalf of the Client.  The WTE Project Director shall be named in each applicable WTE Project.

7.

Consultant will represent, warrant and covenant that it has and will have adequate systems, personnel and equipment to execute and deliver the Services offered under any WTE Project to which it becomes a party in accordance with industry best practices.

8.

Consultant will bill, and Client will pay, for Consultant’s Services in accordance with Consultant’s fee schedule in effect from time to time.  Consultant’s fee schedule through June 2007 is attached hereto at Appendix A.  Consultant will not revise its fee schedule more than once per calendar year and on not less than 30 days’ notice.  Consultant’s fee schedule for each WTE project will be fixed for the term of such WTE Project.  All payments made to Consultant by Client will be made according to the manner set forth in the Consultant’s budget for each WTE Project.

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9.

. For ad hoc services provided before the conclusion of the master services agreement Consultant will bill and Client will pay for Consultant’s Services in accordance with Consultant’s fee schedule attached hereto at Appendix A.

10.

In consideration for performance of the Consultant under this letter of intent, Consultant shall receive from Client a deposit of [__25.000.00 EUR_]  The deposit will either be refunded upon termination of the agreement or applied to invoices as defined in this Letter of Intend.

11.

Consultant will invoice Client monthly for services provided and costs and expenses incurred.  Invoices are due 30 days from date of Client’s receipt. If payment is not received within this deadline Consultant has the right to suspend or terminate the works and to draw down the outstanding amount from the abovementioned deposit.

12.

Reimbursement of Consultant’s reasonable costs and expenses incurred are subject to Client’s standard reimbursement policies which include submission of an expense reimbursement report together with acceptable supporting documents.

13.

(a)For a period of ten (10) years from the termination or expiration of this Letter of Intent, each party agrees to treat any confidential or proprietary information obtained orally, in writing or in any other media from the other party or third parties acting on the other party’s behalf and anything derived there from (collectively, the “Confidential Information”) as the confidential and exclusive property of the disclosing party.

(b)

The receiving party agrees not to disclose any of the Confidential Information of the disclosing party to any third party without first obtaining the written consent of the disclosing party and, in any event, the receiving party will ensure that any and all third parties to whom it discloses such Confidential Information shall assume like terms of confidentiality as set forth in this Letter of Intent.  The receiving party agrees that it will use any Confidential Information of the disclosing party only for purposes contemplated under this Letter of Intent and for no other purpose without the prior written consent of the disclosing party.  The receiving party may disclose the Information of the disclosing party to the receiving party’s affiliates, and to the receiving party’s and its affiliates’ directors, officers or employees, on a “need to know” basis provided that such recipients are bound by written obligations of confidentiality no less restrictive than those imposed on the receiving party under this Letter of Intent and, furthermore, the receiving party agrees to ensure that the Confidential Information of the disclosing party will not be used or disclosed by such recipients except as permitted under this Letter of Intent.

(c)

Each party will, upon the request of the disclosing party, return immediately all Confidential Information provided and destroy all Confidential Information prepared by it based on Confidential Information..

(d)

Notwithstanding anything to the contrary herein, this paragraph 12 shall survive any termination of this Letter of Intent.

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14.

The Consultant retains copyright of all documents prepared by him. The client shall be entitled to use them or copy them only for the WTE projects in question and the purpose for which they are intended, and need not obtain the consultant’s permission to copy for such use.

15.

The proposed master services agreement, when executed, will supersede this Letter of Intent.  Except as expressly set forth herein, this Letter of Intent is, and shall be construed only as, a non-binding summary of the terms currently under discussion by the parties and the respective rights and duties of the parties shall be defined in the master services agreement, into which this Letter of Intent and all prior discussions shall merge.

16.

This Letter of Intent is valid and binding upon signature of authorized representatives of Client and Consultant.  The business relationship of Consultant to the Client is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship.  Consultant will be solely responsible for expenses and liabilities associated with the employment of its employees.

17.

This Letter of Intent and all Services to be performed hereunder shall be governed by the laws of England.  The ruling language is English and the currency for payment is [Euros].

18.

This Letter of Intent constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of hereof and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

19.

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules The arbitration shall take place in London.

20.

The master services agreement is to be concluded before the end of May 2006. If not extended in writing by both parties then  this  Letter of Intend will automatically expire on 1 June 2006.

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IN WITNESS WHEREOF, the parties hereto have caused this Letter of Intent to be executed the day and year first before written in accordance with their respective laws.

INTERNATIONAL POWER GROUP, LTD.

By: /s/s/ Peter Toscano	Date: 4/22/2006
Peter Toscano
Chief Executive Officer

RAMBOLL BANMARK A/S

/s/s/ Thomas Rand	Date: 4/24/2006
Thomas Rand, Deputy Director

/s/s/ Nils Chr Holm	Date: 4/24/2006
Nils Chr. Holm, Head of Department

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APPENDIX A

REMUNERATION AND PAYMENT

Fee and expense budgets will be defined and agreed for each specific WTE Project.  Hourly rates for different staff categories are as follows:

Staff Category	Hourly Rate (EUR)
Directors	200
Project Managers	160
Senior Project engineers	130
Project engineers	105
Assistants	70

These hourly rates will be adjusted each year on 1 June to reflect changes in salaries and expenses, first time 1 June 2007.

The Consultant’s expenses will be reimbursed against appropriate documentation.

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